Exhibit 99(a)(5)

                             Recommended Cash Offer
                                       by
                          a wholly-owned subsidiary of

                                     RWE AG
                       and (outside the United States) by

                                  Merrill Lynch
                                  on its behalf
                                       for

                               Innogy Holdings plc


[LOGO] RWE                                                  [LOGO] Innogy
One Group.
Multi Utilities

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD. THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3.00 P.M. LONDON TIME, 10.00 A.M. NEW YORK CITY TIME ON FRIDAY, APRIL 26, 2002, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF INNOGY SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.


                                                                  March 28, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

GBV Funfte Gesellschaft fur Beteiligungsverwaltung mbH, a company organized under the laws of The Federal Republic of Germany (the "Offeror"), and a wholly-owned subsidiary of RWE AG, is offering to purchase, upon the terms and subject to the conditions set forth in its Offer Document dated March 28, 2002, and the accompanying Acceptance Forms (as defined in the Offer Document), all of the issued ordinary shares of 10 pence each ("Innogy Shares") of Innogy Holdings plc ("Innogy") and all of the issued American Depositary Shares ("Innogy ADSs"), each representing 10 Innogy Shares and evidenced by American Depositary Receipts ("Innogy ADRs"). In addition, in the United Kingdom and outside of the United States, Merrill Lynch International or its affiliates may make the Offer on behalf of the Offeror. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

For your information and for forwarding to those of your clients for whom you hold Innogy ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.   The Offer Document;

2. A printed form of letter that may be sent to your clients for whose account you hold Innogy ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

3. The Letter of Transmittal to be used by holders of Innogy ADSs to accept the Offer;

4.   The Notice of Guaranteed Delivery;

5.   Guidelines  for   Certification  of  Taxpayer   Identification   Number  on
     Substitute Form W-9; and

6.   A return envelope addressed to the Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible.

The Offer cannot be accepted in respect of Innogy Shares by means of the Letter of Transmittal. A Form of Acceptance for accepting the Offer in respect of Innogy Shares can be obtained from the Receiving Agent (whose name and address may be found in the Offer Document).

Payment for Innogy ADSs purchased pursuant to the Offer will be made within 14 calendar days after the end of the Initial Offer Period in the case of acceptances received complete in all respects during the Initial Offer Period, and in the case of acceptances received complete in all respects after the end of the Initial Offer Period but while the Offer remains open for acceptance, within 14 calendar days of receipt.

Except as set out in Appendix V of the Offer Document, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting acceptances of the Offer with respect to Innogy ADSs. You will, however, be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your client.

Inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth in the Letter of Transmittal. Additional copies of the enclosed materials and of the original Offer Document may be obtained from the Information Agent at the address and telephone numbers set forth in the Letter of Transmittal.

                          Very truly yours,

                          GBV Funfte Gesellschaft fur Beteiligungsverwaltung mbH



Nothing contained herein or in the enclosed documents shall constitute you or any other person as the agent of the Offeror, the Depositary or the Receiving Agent or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer not contained in the Offer Document or the Letter of Transmittal.

This document should not be forwarded or transmitted in or into Canada, Australia or Japan or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdictions.


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